Code of Ethics for
                               Personal Investing

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TABLE OF CONTENTS


Introduction...................................................................1
   Statement of Policy.........................................................1
   Applicability...............................................................2

Restricted Activities..........................................................2
   Restrictions Applicable to All Access Persons...............................2
   Additional Restrictions Applicable to All Advisory Persons..................3
   Gifts.......................................................................4

Exemptions.....................................................................4
   Complete Exemptions.........................................................5
   Partial Exemptions..........................................................5

Procedural Requirements........................................................6
   List of Holdings............................................................6
   Quarterly Transactions Reports..............................................6
   Certification of Compliance.................................................7
   Pre-clearance...............................................................8

Enforcement....................................................................8
   Review......................................................................8
   Violations..................................................................9
   Sanctions...................................................................9
   Appeals Procedures.........................................................10
   Reporting..................................................................10

Policies Applicable to Independent Trustees...................................10
   Report Obligations.........................................................10
   Violations.................................................................11
   Pre-clearance..............................................................11

Miscellaneous.................................................................11
   Policies and Procedures to Prevent Insider Trading Violations..............11
   Confidentiality............................................................11
   Interpretation.............................................................12
   Questions and Educational Materials........................................12
   Recordkeeping..............................................................12

Glossary of Terms.............................................................12

Frequently Asked Questions....................................................15


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INRODUCTION

     This Code of Ethics for Personal Investing (the "Code") governs personal investment activities by associates, officers, directors or trustees of Pioneer Investment Management USA Inc. and its subsidiaries and each U.S. registered mutual fund for which Pioneer Investment Management, Inc. serves as investment adviser. It has been adopted pursuant to the provisions of
     Rule 17j-1 under the Investment Company Act of 1940 and of Rules 204-2(a)(12) and 204-2(a)(13) under the Investment Advisers Act of 1940. The Compliance Department of Pioneer Investment Management, Inc. administers the Code.

     The procedures and restrictions outlined in the Code apply differently based on your position within Pioneer. It is your responsibility to familiarize yourself with this document initially and again if you change positions in the future.

     Certain terms appearing in this Code have special meanings. Please see the "Glossary of Terms" later in this Code for definitions of these terms. Unless indicated otherwise, the term "you" refers to all access persons except independent trustees and the terms "we" and "our" refer to Pioneer. This document includes sections that are in shaded boxes. These are operating procedures that Pioneer has adopted to better implement and help you use the Code. These procedures do not form part of the Code itself.

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          We also encourage you to contact the compliance officer with any questions you might have about the Code. In particular, you are urged to contact the compliance officer if you have even the slightest question about an action or transaction prior to engaging in either. U.S associates of Pioneer should contact Rebecca Cinci or Martin Wolin with any questions. Associates of Pioneer Investment Management Limited should contact Leo Coyne or Claire Ryan with any questions.
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STATEMENT OF POLICY

     Pioneer is committed to maintaining the highest ethical standards in connection with the management of our client's assets. An important element of our commitment is our philosophy of always putting our clients' interests ahead of our own. This Code is designed to provide us with a high level of confidence that your personal investment activities are consistent with our clients' interests and do not interfere with our mission.

     You must conduct all of your personal securities transactions in a manner that is consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or abuse of your position of trust and responsibility. You must also avoid taking inappropriate advantage of your position with Pioneer. You should avoid any situation that may create the perception of abuse or call into question the exercise of your judgment including, but not limited to, the receipt of exceptional trading opportunities and gifts of more than an insignificant value from any persons or institutions doing or attempting to do business with Pioneer.

     This Code does not attempt to identify all possible conflicts of interest and literal compliance with each of its specific provisions will not shield you from accountability for personal trading or other conduct that violates a fiduciary duty to our clients. You should not only technically comply with this Code, but also should abide by its spirit.


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CODE OF ETHICS FOR PERSONAL INVESTING                                          1

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APPLICABILITY

     PERSONS TO WHOM THIS CODE APPLIES. This Code applies to all access persons. Upon the determination that you are an access person, the compliance officer will provide you with a copy of this Code. If you know that you are an access person under this Code, you will be required to comply with it even though the compliance officer has not yet advised you that you are an access person. The prohibitions described below will apply only to a transaction in a reportable security in which you had, or by reason of the transaction acquire, any direct or indirect beneficial ownership. Except as provided in the Statement of Policy, Independent trustees are not generally subject to this Code and only must comply with those provisions that are expressly stated as applying to independent trustees. Please refer to the "Glossary of Terms" for a definition of "access person."

     ACCOUNTS TO WHICH THIS CODE APPLIES. The provisions of the Code apply to any transaction in reportable securities beneficially owned by you. The term "beneficial ownership" is more encompassing than one might expect. For example, an individual may be deemed to have beneficial ownership of securities held in the name of a spouse, minor children, or relatives sharing his or her home, or under other circumstances indicating investment control or a sharing of financial interest. See the "Glossary of Terms" for a more comprehensive explanation of "beneficial ownership."

     REPORTABLE SECURITIES. The requirements of the Code relate to reportable securities. In general, reportable securities are all securities except securities of the U.S. government, shares in U.S. registered open-end mutual funds and money market instruments. See the "Glossary of Terms" for a more comprehensive explanation of the term "reportable security."


RESTRICTED ACTIVITIES

     Your personal securities trading, outside affiliations and receipt of gifts are subject to restrictions, and, in some cases, prohibitions. Certain of these activities, such as competing with client trades or holdings and making personal use of or benefiting from client trades or holdings, are unethical. Others, such as purchases of initial public offerings and private placements, are restricted because they present the potential for actual or perceived conflicts of interest. The prohibitions and restrictions contained in this Code are based on the rules and interpretive positions of the Securities and Exchange Commission, industry "best practices" recommendations and Pioneer's policies.


RESTRICTIONS APPLICABLE TO ALL ACCESS PERSONS

     Access persons may not:

     ENGAGE IN ACTIVITIES FOR PERSONAL BENEFIT. You may not induce or cause a client to take action, or to fail to take action, when you intend for such action to benefit you personally rather than primarily the client. For example, you would violate this Code by causing a client to purchase or refrain from selling a security you owned for the purpose of supporting or increasing the price of that security.

     PROFIT FROM KNOWLEDGE OF CLIENT TRANSACTIONS. You may not use your knowledge of client transactions to profit by the market effect of such transactions. This means that you may not purchase or sell a security when you knew, or should have known, that the security was being considered for any client.

     USE DERIVATIVES TO EVADE THE CODE. You may not use derivatives to evade the restrictions of this Code. This includes using futures, options, and other arrangements with similar effects to take positions the Code would prohibit if taken directly.

     COMPETE WITH CLIENT TRADES. You may not buy or sell a security on a day during which a client has a pending "buy" or "sell" order in that same security, until that order is executed or withdrawn. You will


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CODE OF ETHICS FOR PERSONAL INVESTING                                          2
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     not be  deemed  to  have  violated  this  restriction  if  your  order  was pre-cleared, placed and executed before the client trade, you did not know and had no reason to believe that a trade for a client in such security was being considered.

     PLACE GOOD UNTIL CANCELED ORDERS. You may not place any "good until canceled" or "limit" order with any broker other than a limit order that is good for that day only.

     TRADE EXCESSIVELY. We strongly discourage unusually high levels of personal trading activity and may monitor such activity. If we determine that you have engaged in a pattern of excessive trading, we may place restrictions on your personal trading.


ADDITIONAL RESTRICTIONS APPLICABLE TO ALL ADVISORY PERSONS

     In addition to the restrictions applicable to all access persons, advisory persons may not:

     COMPETE WITH CLIENT TRADES.  You may not:

     o Buy or sell a security within seven (7) days before or after a client trades in that security. You will not be deemed to have violated this restriction if your trade occurs within the seven-day period prior to the client trade, you did not know and had no reason to believe that a trade for a client in such security was being considered and your transaction was pre-cleared.

     o Establish long positions in your personal accounts in a security if a client maintains a position that would directly benefit from a decrease in the value of such security. For example, an advisory person would be prohibited from establishing a long position if (1) a client holds a put option on such security (aside from a put purchased for hedging purposes where the client holds the underlying security),
          (2) a client has written a call option on such security, or (3) a client has sold such security short, other than "against-the-box."

     o Purchase put options or write call options where a client holds a long position in the underlying security.

     SELL SHORT. You may not sell short any security where a client holds a long position in the same security or where such client otherwise maintains a position in which the client would directly benefit from an increase in the value of the security.

     PURCHASE SECURITIES IN INITIAL PUBLIC OFFERINGS OR PRIVATE PLACEMENTS WITHOUT PRIOR APPROVAL. You may not purchase any security in an initial public offering or in a private placement without first obtaining written approval from the Head of Investment Management. Any approval will take into account whether the investment opportunity should be reserved for a client and whether the opportunity is being offered to you by virtue of your position with or relationship to a client. If you have been authorized to acquire securities in an initial public offering or a private placement, you must disclose such investment to the Head of Investment Management when you play a part in any subsequent consideration of an investment by a client in the issuer. In such circumstances, a client's decision to purchase securities of the issuer will be subject to an independent review by appropriate personnel with no personal interest in the issuer.

     SERVE AS A DIRECTOR OR TRUSTEE OF ANY PUBLICLY TRADED COMPANY. You may not serve on the board of directors of any publicly traded company without first obtaining written approval from the compliance officer. Likewise, you may not accept any other service, employment, engagement, connection, association or affiliation in or with any enterprise, business or other financial venture without first obtaining written approval from the compliance officer. In determining whether to approve such requests, the compliance officer may consider whether such service will involve an actual or perceived conflict of interest with client trading, place impediments on our ability to trade on behalf of clients or otherwise materially interfere with the effective discharge of our duties to clients.


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CODE OF ETHICS FOR PERSONAL INVESTING                                          3
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     FAIL TO DISCLOSE PERSONAL INTERESTS IN RECOMMENDED SECURITIES.  You may not
     recommend any securities transaction for a client without disclosing in advance any interest that you or any member of your immediate family has in such security or the issuer thereof to the Head of Investment Management or the person expected to act on such recommendation. You may not participate in the decision to purchase and sell securities of such issuer for a client. Factors that should be disclosed include, but are not limited to:

     o    Your beneficial ownership of any securities of such issuer;

     o    Any contemplated transaction by you in such securities;

     o Any position with such issuer or its affiliates held by you or any member of your immediate family; and

     o Any present or proposed business relationship (including employment) between such issuer or its affiliates and you or any member of your immediate family or any party in which you or any member of your immediate family have a significant interest.

     PARTICIPATE IN INVESTMENT CLUBS.

     SHORT-TERM TRADING. You may not purchase and sell, or sell and purchase, the same or an equivalent security within any 60-day calendar period.

     MANAGE DISCRETIONARY ACCOUNTS OF OTHER PEOPLE. You may not exercise investment discretion over accounts in which you have no beneficial interest. If you wish to apply for a waiver, you must contact the compliance officer.

GIFTS

     You may not accept gifts or personal benefits of more than insignificant value from any person or entity that does business with or on behalf of Pioneer or from an entity that is a potential investment for a client. Any solicitation of gifts or gratuities is unprofessional and is strictly prohibited.

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       Currently,  you may accept  gifts with  reasonable  values of no more than $100 annually from any single non-relative person or entity, customary business lunches, dinners and entertainment at which both the access person and the giver are present, and promotional items of insignificant value.
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EXEMPTIONS

     The compliance officer may prospectively grant exemptions from the trading restrictions, pre-clearance requirements or other provisions of this Code if the compliance officer believes that such an exemption is appropriate in light of all of the surrounding circumstances. The factors the compliance officer may review, include, but are not limited to, whether the granting of the exemption would violate the spirit of this Code and whether the granting of the exemption would cause any injury to any client. The compliance officer may grant exemptions under the Code only after reviewing all material information. Exemptions to the Code will rarely, if ever, be granted.

     All exemption requests must be submitted to the compliance officer in writing. If appropriate, the compliance officer will consult with the
     Executive  Committee  of  Pioneer,   in  considering  such  requests.


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CODE OF ETHICS FOR PERSONAL INVESTING                                          4
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     The  compliance  officer  will  inform  you in  writing  whether or not the exemption has been granted. If you are granted an exemption to any provision of this code, you will be expected to comply with all other provisions of this Code.

     As  described  below,   Pioneer  has  established   certain  categories  of
     transactions and conduct that are completely or partially exempt from various provisions of this Code.

COMPLETE EXEMPTIONS

     The prohibitions, restrictions, pre-clearance requirements and reporting requirements of this Code do not apply to:

     ANY TRANSACTION IN A SECURITY THAT IS NOT INCLUDED IN THE DEFINITION OF A REPORTABLE SECURITY. Please refer to the "Glossary of Terms" for a definition of "reportable security."

     TRANSACTIONS IN NON-DISCRETIONARY ACCOUNTS (i.e., purchases or sales of securities for an account over which neither you nor any member of your immediate family sharing the same household as you had any direct or indirect influence or control). This exemption would include any account of yours that is managed on a discretionary basis by someone other than you
     (or any member of your immediate family sharing the same household) and with respect to which you (or any member of your immediate family sharing the same household) do not in fact have influence or control.


PARTIAL EXEMPTIONS

     The prohibitions, restrictions, and pre-clearance requirements (except as otherwise indicated) of this Code do not apply (but the reporting requirements shall continue to apply) to:

     PURCHASES OR SALES OF SECURITIES THAT ARE NON-VOLITIONAL (e.g., an in-the-money option that is automatically exercised by a broker; a security that is called away as a result of an exercise of an option; or a security that is sold by a broker, without your consultation, to meet a margin call not met by you).

     PURCHASES OR SALES OF SECURITIES PURSUANT TO AN AUTOMATIC DIVIDEND REINVESTMENT, CASH PURCHASE OR WITHDRAWAL PLANS.

     RIGHTS OFFERINGS (i.e., purchases of securities effected upon the exercise of rights issued by an issuer proportionately to all holders of a class of its securities, to the extent such rights were acquired by you from the issuer, and sales of such rights so acquired).

     TENDER OFFERS (i.e., tenders of securities pursuant to tender offers that are expressly conditioned on the tender offeror's acquisition of all of the securities of the same class). This exemption does not apply to tenders of securities pursuant to any other tender offer.

     TRANSACTIONS IN SECURITIES OR INVESTMENT VEHICLES TIED TO THE PERFORMANCE OF A BROAD-BASED INDEX. The compliance officer maintains a list of securities and investment vehicles that qualify for this partial exemption.

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Although  pre-clearance is automatically  granted, you must nevertheless enter a pre-clearance request prior to execution for record keeping purposes.
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CODE OF ETHICS FOR PERSONAL INVESTING                                          5
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     SMALL  TRANSACTIONS.  You may enter into  transactions of an  insignificant value, as determined by Pioneer from time to time.

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Any securities  transaction,  or series of related transactions  effected over a seven calendar day period, involving less than $25,000 (or its non-U.S. equivalent) in the aggregate of an issuer that is listed on an exchange or quoted on NASDAQ. This exemption is available only if you had no prior knowledge
of  activity  in  such  security  by  any  client.   Although  pre-clearance  is
automatically granted, you must nevertheless enter a pre-clearance request prior to execution for record keeping purposes. The restriction on short-term trading within a 60-day period would apply to such transactions.
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PROCEDURAL REQUIREMENTS

LIST OF HOLDINGS

     You must provide a list of all reportable securities in which you have a beneficial interest and a list of all brokerage accounts established by you or for your benefit to the compliance officer within 10 days of the commencement of your employment with Pioneer or, if you were not an access person upon the commencement of your employment, within 10 days of becoming an access person. Annually, you must provide to the compliance officer a list of all reportable securities in which you have a beneficial interest and a list of all brokerage accounts established by you or for your benefit. The information contained in the initial and annual holdings reports must be current as of a date no more than 30 days before the report is required to be submitted. Each report also must be dated.

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The  information  contained in the Initial  Holdings  Report (EXHIBIT A) must be current as of your date of hire or the date on which you first became an access person. You must submit an annual holdings report by January 31st of each year using iTrade. Any changes to your holdings or brokerage account information must be reported to the compliance officer using a Personal Trading Report (EXHIBIT
B).
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QUARTERLY TRANSACTIONS REPORTS

     Within 10 days after the end of a calendar quarter, you must report to the compliance officer transactions in any reportable security in which you acquire or dispose of beneficial ownership during such quarter and any account established by or for your benefit during such quarter in which reportable securities are held for your benefit. You are deemed to have complied with the transaction reporting requirements of this section if the compliance officer receives duplicate statements and confirmations directly from your brokers.


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     ----------------------------------------------------------------------
     U.S. ACCESS PERSONS must direct their brokers to provide duplicate copies of confirmations of personal securities transactions and duplicate copies of all periodic statements related to your account to the following address:

                             Director of Compliance
                       Pioneer Investment Management, Inc.
                                 60 State Street
                           Boston, Massachusetts 02109

     Such instructions must be made promptly upon becoming an access person and as new accounts are established, but no later than ten days after the end of a calendar month in which such account was established. Account statements must be delivered to the compliance officer within 10 days of the end of a calendar month. (See EXHIBIT C for a sample letter to a broker.)

     If you are unable to arrange for duplicate copies of confirmations and periodic account statements to be sent to Pioneer in a timely manner, you must immediately notify the compliance officer and request an exemption from the requirement to provide confirmations and periodic account statements. If the compliance officer grants the exemption request, you must submit a report on the form provided by the compliance officer within 10 days following the end of a month in which a transaction occurs. In general, exemptions to the confirmation and account statements requirement rarely will be granted.

     You must report any securities transactions that would not be reported on a brokerage or other account statement using the Personal Trading Report form (EXHIBIT B) within 10 days of the end of a calendar month.

     NON-U.S. ACCESS PERSONS must report all securities transactions for a calendar quarter to the compliance officer using the Personal Trading Report form (EXHIBIT B) within 10 days of the end of a calendar quarter.
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CERTIFICATION OF COMPLIANCE

     You must certify within 10 days of hire and annually thereafter that you have:

     o Read and understood this Code and recognized that you are subject to it;

     o Complied with all requirements of this Code, except as otherwise notified by the compliance officer that you have not complied with certain of such requirements; and

     o    Reported all transactions required to be reported under the Code.

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       You must make your initial  certification  using Initial Code of
       Ethics Certification Form (EXHIBIT D) within ten days of hire. You must make the annual certification required by the Code using iTrade by January 31st of each year.
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PRE-CLEARANCE

     One of the most important objectives of this Code is to prevent you from making personal trades on the basis of information about securities transactions made for our clients. Trading on such information for personal benefit constitutes a violation of this Code. To reduce the possibility of a conflict with a client transaction, except as otherwise permitted by this Code, you must pre-clear all personal securities transactions.

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       You must  pre-clear  all  personal  securities  transactions  in advance using iTrade. All approved transactions must be executed BY THE CLOSE OF BUSINESS OF THE COMPANY WITH WHICH YOU ARE EMPLOYED ON THE DAY THE APPROVAL IS GRANTED. If you decide not to execute the transaction during the pre-clearance period, or the entire trade is not executed, you must request pre-clearance again at such time as you decide to execute the trade.

       By seeking pre-clearance, you will be deemed to be advising us that you (i) do not possess any material, nonpublic information relating to the security; (ii) are not using knowledge of any proposed trade or investment program relating to our clients for personal benefit; (iii) believe the proposed trade is available to any market participant on the same terms; and (iv) will provide any other relevant information requested by the compliance officer. Pre-clearance approvals are deemed to be invalid if you discover that the information provided at the time the transaction was approved is no longer accurate. You may not simultaneously request pre-clearance to buy and sell the same security. You may not seek to pre-clear any transaction which if completed would violate this Code.

       The compliance officer has pre-approved transactions in sovereign debt of foreign governments and non-U.S. mutual funds or UCITS that are similar in structure to open-end U.S. mutual funds. As a result, you may transact in such securities without requesting pre-clearance from the compliance officer; however, you are still required to report transactions in such securities under the Code.
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ENFORCEMENT

     Federal law requires that a code of ethics must not only be adopted but must also be enforced with reasonable diligence. The compliance officer will keep records of any violation of the Code and of the actions taken as a result of such violations.

     The policies and procedures described in the Code do not create any obligations to any person or entity other than Pioneer and the Pioneer Funds. The Code is not a promise or contract, and it may be modified at any time. Pioneer and the Pioneer Funds retain the discretion to decide whether the Code applies to a specific situation, and how it should be interpreted.


REVIEW

     The compliance officer will review on a regular basis the reports filed pursuant to the Code. In this regard, the compliance officer will give special attention to evidence, if any, of potential violations of the antifraud provisions of the federal securities laws or the procedural requirements or ethical standards set forth in the Code and the Policy on Insider Trading.


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CODE OF ETHICS FOR PERSONAL INVESTING                                          8

VIOLATIONS

     When potential violations of the Code or Pioneer's Policies and Procedures to Prevent Insider Trading Violations come to the attention of the compliance officer, the compliance officer will investigate the matter. Upon completion of the investigation, if necessary, the matter will be reviewed with the Executive Committee, and a determination will be made as to whether any sanction should be imposed as detailed below. The employee will be informed of any sanction determined to be appropriate.

SANCTIONS

     Violations of this Code may result in the imposition of such sanctions as the Executive Committee deems appropriate under the circumstances. These sanctions may include, but are not limited to: terminating or suspending your employment; suspending your personal trading privileges; issuing a letter of censure or warning; requiring you to pay a fine; requiring you to compensate the affected client for an amount equal to the advantage you gained by reason of such violation; and requiring you to reverse the trade(s) at issue and forfeit any profit or absorb any loss from the trade.

     The Executive Committee may take into account any factors that it determines to be appropriate in imposing sanctions. Such factors may include, but are not limited to, your history of compliance, the nature of the violation, whether the violation was intentional or inadvertent and any harm suffered by a client. Violations of this Code also may result in criminal prosecution or civil action. The Board of Trustees of the Pioneer Funds shall have the power to modify or increase any sanction, as it deems appropriate.


     ----------------------------------------------------------------------
     The following sanctions have been adopted by the Executive  Committee:

     PRE-CLEARANCE VIOLATIONS. Sanctions for first time violations where the compliance officer concludes that the violation of the Code was not willful, are limited to a written warning and reminder of the Code's policies and procedures and of the penalties for future violations. Additional violations will automatically result in an instruction (a) to reverse the trade(s) at issue, if you purchased a security, and (b) to pay to a charity of our choosing an amount equal to the difference between the value of the security on the date of the violation and the date we instruct you to take corrective action. FAILURE TO COMPLY WILL RESULT IN SUCH ADDITIONAL SANCTIONS AS THE EXECUTIVE COMMITTEE, UPON THE RECOMMENDATION OF THE COMPLIANCE OFFICER, DEEMS APPROPRIATE, INCLUDING BUT NOT LIMITED TO TEMPORARY OR PERMANENT SUSPENSION OF YOUR TRADING PRIVILEGES OR, DEPENDING UPON THE CIRCUMSTANCES, TERMINATION OF YOUR EMPLOYMENT WITH PIONEER.

     We do not impose sanctions for violations of the Code that resulted from an investment person transacting in a security within the seven-day period before a client traded in the security if the investment person establishes that he/she did not know and had no reason to believe that Pioneer intended to buy or sell the security for a Client and the investment person pre-cleared the trade.

     REPORTING VIOLATIONS. If you fail to file any of the reports required by the Code or you fail to arrange to have your broker provide duplicate confirmation or account statements to the compliance officer, we will suspend your personal trading privileges at least until you are in compliance with such requirements. Ongoing violations or repeat violations of the reporting obligations may result in a permanent suspension of personal securities trading privileges, or in other sanctions up to and including termination of your employment with Pioneer.

     OTHER VIOLATIONS. The Executive Committee has discretion to impose sanctions for
     ----------------------------------------------------------------------



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     ----------------------------------------------------------------------
     violations of any other provision of the Code or a transaction that violates the general principles of the Code by an access person who is not an independent trustee. Sanctions will depend upon the nature of the violation.

     PIONEER RESERVES THE RIGHT, DEPENDING ON THE NATURE OF A PARTICULAR VIOLATION, OR PATTERN OF VIOLATIONS, TO IMPOSE MORE SEVERE PENALTIES THAN THOSE DESCRIBED ABOVE.
     ----------------------------------------------------------------------

APPEALS PROCEDURES

     If you believe you have been mistreated by any action rendered with respect to a violation of the Code or a waiver request, you may appeal the determination by providing the compliance officer with a written explanation within 30 days of being informed of such determination. If appropriate, the compliance officer will arrange for a review by senior management and will advise you whether the action will be imposed, modified or withdrawn.

REPORTING

     Each year, the compliance officer will submit a report to the Board of Trustees of the Pioneer Funds and to the Executive Committee. The report must include, among other things:

     o The number and nature of all material violations of the Code and the sanctions imposed;

     o    Any  recommended   changes  to  the  Code  based  upon  Pioneer's
          experience  with  the  Code,   evolving  industry  practices  and
          developments in applicable laws or regulations; and

     o A certification that Pioneer and the Pioneer Funds have adopted procedures reasonably necessary to prevent access persons from violating the Code.

        ----------------------------------------------------------------
        Each month, the compliance officer will submit a report to the Executive Committee of Pioneer. The report must summarize all material violations of the Code or any related procedures, and any sanctions imposed with respect to such violations. In addition, once a year, the compliance officer will prepare a report for the Executive Committee of Pioneer that summarizes current procedures under the Code and any changes to those procedures since the prior report and lists recommended changes to the Code or procedures under the Code.
        ----------------------------------------------------------------

POLICIES APPLICABLE TO INDEPENDENT TRUSTEES

     Independent trustees are subject to the following reporting obligations, sanctions and pre-clearance requirements In lieu of the reporting obligations, sanctions for violations and pre-clearance requirements contained elsewhere in this Code.


REPORT OBLIGATIONS

     Independent trustees do not need to make initial holdings reports or annual holdings reports under this Code. In addition, an independent trustee does not need to make a quarterly transaction report under this Code unless, at the time of the transaction, the trustee knew, or, in the ordinary course of fulfilling the official duties of a trustee of a Pioneer Fund, should have known, that during the 15-day period


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

     immediately before or after the date of the transaction the security was purchased or sold by a Pioneer Fund or was being considered for purchase or sale by any Pioneer Fund for which he/she is a trustee. In reporting such transactions, an independent trustee must provide transactions in any reportable security in which the independent trustee acquired beneficial ownership during such quarter and any account established by or for the independent trustee's benefit during such quarter in which reportable securities are held for the independent trustee's benefit.


VIOLATIONS

     Any violation of this Code by an independent trustee shall result in the imposition of such sanctions as the other members of the Board of Trustees of the Pioneer Funds may deem appropriate under the circumstances, which may include, but are not limited to, removal from office.


PRE-CLEARANCE

     Independent trustees are neither encouraged nor required to pre-clear personal transactions in reportable securities, unless there is reason to believe that the proposed transaction may conflict with the then current trading activities of a Pioneer Fund.

MISCELLANEOUS

     You may have other obligations related to your purchase and sale of securities that are not covered by the Code. Please follow any guidelines you receive from Pioneer in this regard.

        ----------------------------------------------------------------
        Trustees and officers of Pioneer's closed-end mutual funds are required to report on Form 3 and Form 4 any acquisition or disposition of shares of such funds before the end of the second business day following the day on which the transaction is executed (i.e., trade date, not settlement date). As a convenience to our Trustees and officers, we will assist you with the preparation and filing of such Forms. Since it will take at least a day for Pioneer to prepare and file the appropriate Form, it is critical that you notify the compliance officer immediately of any acquisition or disposition of the shares of these funds and then supply the pertinent transactional information by fax or e-mail.
        ----------------------------------------------------------------

POLICIES AND PROCEDURES TO PREVENT INSIDER TRADING VIOLATIONS

     In addition to the requirements of this Code, all associates of Pioneer are subject to Pioneer's Policies and Procedures to Prevent Insider Trading Violations (EXHIBIT E). Pioneer's Policies and Procedures to Prevent Insider Trading Violations prohibits associates from buying or selling any security while in possession of material nonpublic information about the issuer of the security. The policy also prohibits associates from communicating to third parties any material nonpublic information about any security or issuer of securities. Any violation of Pioneer's Policies and Procedures to Prevent Insider Trading Violations that adversely affects a client shall be deemed to be a violation of this Code.

CONFIDENTIALITY

     Normally, we will keep all information obtained under this Code in strict confidence; however, violations will be reported to senior management and we may report information to third parties under certain circumstances. For example, we may make reports of securities transactions and violations of this Code available to clients or former clients, the Securities and Exchange Commission or any other


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CODE OF ETHICS FOR PERSONAL INVESTING                                         11
     regulatory or self-regulatory organization to the extent required by law or regulation, or to other civil or criminal authorities if we consider it to be necessary or advisable.

INTERPRETATION

     The Board of Trustees of the Pioneer Funds and Pioneer may from time to time adopt such interpretations of this Code as they deem appropriate.


QUESTIONS AND EDUCATIONAL MATERIALS

     You are encouraged to bring to the compliance officer any questions you may have about interpreting or complying with this Code, about securities accounts or personal trading activities of you or your family or household members, about your legal or ethical responsibilities or about similar matters that may involve this Code.

     The compliance officer may from time to time circulate educational materials or bulletins designed to assist you in understanding and carrying out your duties under this Code.

RECORDKEEPING

     Pioneer shall maintain and preserve in an easily accessible place:

     o A copy of the Code (and any prior code of ethics that was in effect at any time during the past five years) for a period of not fewer than five years;

     o A record of any violation of the Code and of any action taken as a result of such violation for a period of not fewer than five years following the end of the fiscal year in which the violation occurs;

     o A copy of each report submitted under the Code, including periodic account statements and duplicate trade confirmations, by an access person for a period of not fewer than five years following the end of the fiscal year in which the pre-clearance request or report is made, the first two years in an easily accessible place;

     o A record of all persons who are, or within the past five years were, required to make reports pursuant to the Code and who are or were responsible for reviewing such reports;

     o A copy of each report submitted to the Board of Trustees of the Pioneer Funds under the Code for a period of not fewer than five years following the end of the fiscal year in which such report is made, the first two years in an easily accessible place; and

     o A record of any decision, and the reasons supporting such decision, to approve the acquisition by an investment person of initial public offerings or private placements for at least five years after the end of the fiscal year in which such approvals are granted.

GLOSSARY OF TERMS

     Access person means any director, trustee, or officer of Pioneer or the Pioneer Funds. It also means:

     o Every associate or independent contractor of Pioneer (or of any company that controls Pioneer), who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by Pioneer on behalf of

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CODE OF ETHICS FOR PERSONAL INVESTING                                         12
          clients,   or  whose  functions  relate  to  the  making  of  any
          recommendations with respect to such purchases or sales;

     o Every natural person who controls Pioneer and who obtains information concerning recommendations made to a client with regard to the purchase or sale of a security; and

     o Any other associate designated by the compliance officer as an advisory person under this Code.

     Advisory person of a Fund or of a Fund's investment adviser means:

     o Any associate of Pioneer (or of any company that controls Pioneer) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a client.

     o    Any  natural   person  who  controls   Pioneer  and  who  obtains
          information concerning recommendations made to a client regarding the purchase or sale of securities by such client.

     Examples of an advisory person include portfolio managers, research and credit analysts, and traders.

     Beneficial ownership means a direct or indirect "pecuniary interest" that is held or shared by you directly or indirectly (through any contract, arrangement, understanding, relationship or otherwise) in a security. The term "pecuniary interest" in turn generally means your opportunity directly or indirectly to receive or share in any profit derived from a transaction in a security whether or not the security or the relevant account is in your name or is held in an ordinary brokerage or retirement plan account. Although this concept is subject to a variety of Securities and Exchange Commission rules and interpretations, you should know that you are presumed under the Code to have an indirect pecuniary interest as a result of:

     o    Ownership of a security by your spouse or minor children;

     o Ownership of a security by your other family members sharing your household (including an adult child, a stepchild, a grandchild, a parent, stepparent, grandparent, sibling, mother- or father-in-law, sister- or brother-in-law, and son- or daughter-in-law);

     o Your share ownership, partnership interest or similar interest in the portfolio securities held by a corporation, general or limited partnership or similar entity you control;

     o Your right to receive dividends or interest from a security even if that right is separate or separable from the underlying securities;

     o Your interest in a security held for the benefit of you alone or for you and others in a trust or similar arrangement (including any present or future right to income or principal); and

     o Your right to acquire a security through the exercise or conversion of a "derivative security."

     In the case of unmarried persons who share a household and combine their financial resources in a manner similar to that of married persons, each person will be presumed to have beneficial ownership in the securities and transactions of the other.

     Client means any account to which Pioneer provides investment advice, including the Pioneer Funds.

     Compliance officer means the Director of Compliance of Pioneer Investment Management, Inc. (including his/her designees). Alternative compliance officer means the person designated from time


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CODE OF ETHICS FOR PERSONAL INVESTING                                         13
     to time by the Director of Compliance or the Chief Executive Officer or General Counsel of Pioneer Investment Management, Inc. as having responsibility for compliance with the requirements of this Code when the compliance officer is not available.

     Control means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company

     Independent trustee means any Trustee of a Pioneer Fund who is not an "interested person" (within the meaning of Section 2(a)(19) of the 1940
     Act) of the fund.

     Initial public offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 and other similar non-U.S. securities.

     Participating affiliate means a non-U.S. advisory affiliate of Pioneer Investment Management, Inc. that has entered into an agreement with Pioneer Investment Management, Inc. to provide investment advisory services to clients.

     Pioneer means Pioneer Investment Management USA Inc., its subsidiaries and any participating affiliates of Pioneer Investment Management, Inc.

     Pioneer Fund refers to any U.S registered investment company for which Pioneer serves as investment adviser, sub adviser or principal underwriter. Pioneer Funds refers to all such companies.

     Private placement means an offering of securities that is exempt from registration pursuant to Section 4(2) or Section 4(6) or pursuant to Rules 504, 505 or 506 under the Securities Act of 1933 and other similar non-U.S. securities. Private placements include, but are not limited to, private equity partnerships, hedge funds, limited partnerships and venture capital funds.

     Reportable Security means any type of equity or debt security (such as common and preferred stocks, and corporate and government bonds or notes) and any instrument representing, or any rights relating to, a security (such as certificates of participation, depository receipts, put and call options, warrants, convertible securities and securities indices). For purposes of this Code, the term "reportable security" does not include:

     o Direct obligations of the government of the United States. Please note that securities issued by agencies or instrumentalities of the U.S. government (e.g., GNMA obligations), municipal obligations and obligations of other governments are reportable securities.

     o    Bankers' acceptances.

     o    Bank certificates of deposit.

     o    Commercial paper.

     o High quality short-term debt instruments, including repurchase agreements.

     o Shares of open-end investment companies registered under the Investment Company Act of 1940, as amended, including the Pioneer Funds. Please note that shares of closed-end funds and investment funds organized under the laws of any other jurisdiction are securities.


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CODE OF ETHICS FOR PERSONAL INVESTING                                         14

FREQUENTLY ASKED QUESTIONS

     Below is list of frequently asked questions regarding the Code. As always, if you have any questions regarding the Code, please call Rebecca Cinci at ext. 4975 or Martin Wolin at ext. 4962.

Q1.  MUST YOU REPORT BROKERAGE ACCOUNTS THAT DO NOT HOLD "REPORTABLE
     SECURITIES"?

     Yes. You must include in your initial and annual holdings reports the name of ANY broker-dealer or bank with which you have an account in which ANY securities are held for your direct or indirect benefit. You must also report ANY account established in which ANY securities were held during the quarter. Thus, you are not limited to reporting accounts that only hold covered securities for your benefit.

Q2. MUST YOU FILE A TRANSACTION REPORT FOR SECURITIES ACQUIRED THROUGH A GIFT OR INHERITANCE?

     Yes. You must report any transaction (including a purchase or other acquisition) in a covered security in which you have any direct or indirect beneficial ownership.

Q3.  MUST YOU REPORT THE HOLDINGS AND TRANSACTIONS OF A SPOUSE?

     Yes, if you have direct or indirect beneficial ownership interest in covered securities held by the spouse.


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CODE OF ETHICS FOR PERSONAL INVESTING                                         15